Exhibit 16.1

June 14, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Katapult Holdings, Inc. (formerly known as FinServ Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated June 14, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 14, 2021, following completion of the Company’s quarterly review for the period ended March 31, 2021, which consists only of the accounts of the pre-Business Combination Special Purpose Acquisition Company. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York